CHINDEX INTERNATIONAL, INC.
            ANNOUNCES FISCAL 2004 YEAR END AND FOURTH QUARTER RESULTS SARS EPIDEMIC AND DELAYED GOVERNMENT APPROVALS IMPACT RESULTS


     BETHESDA,   MARYLAND   (JUNE   29,   2004)....June   29,   2004  -  Chindex
International, Inc. (NASDAQ: CHDX), a leading independent American company providing Western healthcare products distribution and medical services in the People's Republic of China, today announced results for its fiscal year and fourth quarter ended March 31, 2004. Due to the negative impact of the SARS epidemic, the delayed opening of its hospital in Shanghai and delayed governmental approvals of financing programs, the Company reported a net loss for the fiscal year.

Revenue for fiscal 2004 was $88.18 million, with a loss on operations of $1.58 million and a net loss of $1.99 million or a loss per share of $0.53. This compares to revenue for the twelve months ended December 31, 2002 (the most recently-completed full fiscal year prior to the change in 2003 of the Company's fiscal year end from December 31 to March 31) of $70.62 million, with income on operations of $133,000 and a net profit of $259,000 or earnings per share of $0.07.

Revenue for the fourth quarter of fiscal 2004 was $25.02 million, with income on operations of $213,000 and a net loss of $484,000 or a loss per share of $0.13. This compares to revenue for the three months ended March 31, 2003 of $21.85 million with income on operations of $222,000 and a net profit of $76,000 or earnings per share of $0.02.

As of March 31, 2004, the Company had cash and cash equivalents of $6.79 million, total assets of $47.85 million and shareholders' equity of $17.20 million.

Chindex Chairperson, President and CEO, Roberta Lipson, speaking from Beijing, commented on the results and year's performance:

"Our operating results throughout fiscal 2004 were impacted in all three of our divisions by several events beyond our control.

First was the extraordinary impact of the SARS epidemic. From April through July of 2003, we saw a substantial slow-down of business operations here in China. It was a factor in our reduced revenue growth in all divisions throughout the year, while our budgeted expense commitments for the year were based on higher revenue expectations.

Second was the delay in the opening of our second United Family Hospital in Shanghai. This was also largely attributable to the SARS epidemic, as the delay was related to design changes and resulting government reapproval procedures that were necessary in the post-SARS environment. As a result of this delay, we were forced to continue to incur expense costs in that project throughout the year without having revenue to offset them. The hospital is now scheduled to open in September 2004.

Third was the impact of the delays in finalizing the governmental framework agreements between China and the United States that are necessary for our loan programs to be executed. Our division that sells medical capital equipment has had significant revenue from these financings in prior periods, but there were no such financings in fiscal 2004. These framework agreements are aspects of the bilateral trade relationship between China and the U.S. and are up for multiyear renewal this year. Although there have been delays in the renewal negotiation process, we expect the framework agreements to be finalized later this year.

In spite of these adverse developments, each of our divisions contributed to our consolidated revenue growth of 25% over the prior year. Our division that distributes healthcare products reported revenue growth of 33% and continues to focus on the growth of its distribution channels and product offerings in both its retail pharmacy and hospital sales units. Our division that sells medical capital equipment reported revenue growth of 18% and continues to focus on the expansion of sales channels to hospital equipment markets. Our division that provides healthcare services reported revenue growth of 23% and continues to focus on the opening of Shanghai United Family Hospital in mid-2004, expansion of the clinical services offered at Beijing United and the development process at our proposed third hospital in Xiamen. By the fourth quarter we had substantially resumed our expected growth rates in each division.

We regularly invest in building platforms that position the Company for growth and profitability in the Chinese marketplace. As in our past experiences of adverse developments beyond our control, during fiscal 2004 we made determined and proactive decisions to continue to implement our long term strategy. Accordingly, we continued to invest prudently at both the corporate level and the operating division level in the development of infrastructure systems to support future growth. Since the end of fiscal 2004, we successfully completed a private placement of our common stock that will provide additional funding for our growth programs, " Lipson concluded.

Chindex is a leading American company in healthcare in the Greater Chinese marketplace including Hong Kong. It provides representative and distribution services to a number of major multinational companies including Siemens AG (diagnostic color ultrasound scanners under the Acuson and Siemens brand names), Becton-Dickinson (including vascular access, infusion and critical care systems), Johnson & Johnson (clinical chemistry analyzers), and Guidant (interventional cardiology products including stents, balloon catheters and guide wires). Its distribution channels to the retail pharmacy industry in China have been developed through a relationship with a major multinational cosmetics manufacturer. It also provides healthcare services through the operations of its private hospital corporation in China. With twenty-two years of experience, over 700 employees, and operations in the United States, China and Hong Kong, the Company's strategy is to expand its cross-cultural reach by providing leading edge technologies, quality products and services to Greater China's professional communities. Further company information may be found at the Company's websites, WWW.CHINDEX.COM and WWW.UNITEDFAMILYHOSPITALS.COM.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to the Company's (i) performance goals, including successful conclusion of efforts to secure government-backed financing, (ii) future events and earnings, including revenues from the Company's developmental businesses such as healthcare services, (iii) markets, including growth in demand in China for the Company's products and services, (iv) proposed new operations, including expansion of its healthcare services business, (v) the impact of the SARS epidemic, including the recovery of delayed or reduced sales, (vi) the timing of the opening of new hospital facilities, and (vii) the availability of loan funds. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                     # # #
                           Financial Summary Attached

                           CHINDEX INTERNATIONAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS


                                                   Three         Three
                                                   months        months      Year        Year
                                                   ended         ended       ended       ended
                                                 03/31/04
                                                (Unaudited)     03/31/03   03/31/04    12/31/02

Total Revenue                                       25,024       21,849      88,183      70,617

Costs and Expenses

    Costs of goods sold                             16,777       15,147      59,608      47,549
    Salaries and payroll taxes                       4,411        3,977      16,952      13,463
    Travel and entertainment                           845          419       2,905       2,601
    Other                                            2,778        2,084      10,300       6,871

Income (loss) from operations                          213          222     (1,582)         133

Minority interest                                      (8)            0         (8)          50
Loss on equity investments                           (222)            0       (222)        (38)

Other income and (expense)
    Interest expense                                  (63)         (51)       (249)        (54)
    Interest income                                      5           14          44          59
    Miscellaneous income (loss), net                     4         (29)          94       (131)
    Total other (loss)                                (54)         (66)       (111)       (126)

(Loss) income before income taxes                     (71)          156     (1,923)          19
(Provision for) benefit from income taxes            (413)         (80)        (64)         240
Net (loss) income                                    (484)           76     (1,987)         259

Net (loss) Income per common share - basic          (0.13)         0.02      (0.53)        0.07
Weighted average shares outstanding - basic      3,824,819    3,708,232   3,758,170   3,699,052
